Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Kanisa Inc:

We consent to the incorporation by reference in the registration statements (No. 333-44680 and 333-50498) on Form S-8 of ServiceWare Technologies, Inc. of our report dated April 25, 2005, with respect to the balance sheets of Kanisa Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, which report appears in the Form 8-K of ServiceWare Technologies, Inc. dated April 26, 2005.

/s/ KPMG LLP

Mountain View, California
April 25, 2005